Exhibit 99.(r)(1)

ALTEGRIS KKR PRIVATE EQUITY MASTER FUND

ALTEGRIS KKR PRIVATE EQUITY FUND

Code of Ethics

I.                Introduction

This Code of Ethics (the “Code”) applies to Altegris KKR Private Equity Master Fund and Altegris KKR Private Equity Fund (each, a “Fund” and collectively, the “Funds”) in compliance with Rule 17j-1 promulgated by the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”).  This Code covers all persons who are “Access Persons” of the Funds, as that term is defined in Rule 17j-1. To the extent that any such individuals are subject to compliance with the Code of Ethics of Altegris Advisors, L.L.C. (the “Adviser”) and/or StepStone Group LP (the “Sub-Adviser” and together with the Adviser, the “Advisers”), as applicable, whose codes of ethics have also been established pursuant to Rule 17j-1, compliance by such individuals with the provisions of the codes of ethics of the Advisers shall constitute compliance with this Code.  The Code will only be effective for each Fund upon its adoption by such Fund’s Board of Trustees pursuant to Rule 17j-1.

II.           Personal Transactions

A.                              Reports of Transactions — Independent Directors/Trustees

A trustee of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act (“Independent Trustee”) shall report quarterly to the Fund any personal transaction in a security if he or she knows or in the course of his/her duties as a Trustee of the Fund, should have known that: the Fund has purchased or sold the same security, or the Advisers considered purchasing or selling the same security, during the 15 day period immediately before or after the Trustee’s transaction in the same security.

B.                              Reports of Transactions, Brokerage Accounts and Holdings — Access Persons Who Are Not Independent Directors/Trustees

An Access Person who is not an Independent Trustee of a Fund shall report all non-exempt securities transactions and new brokerage accounts on a quarterly basis.

An Access Person who is not an Independent Trustee of a Fund shall provide annually: (i) a listing of holdings of all securities beneficially owned as of December 31 of the preceding year, except securities exempt from reporting under Section II(E) hereof, listing the title of the security, number of shares held, and principal amount of the security, (ii) the name of any broker dealer or financial institution where an account was maintained, as of December 31 of the preceding year (a current listing will also be required upon the effectiveness of this Code) and (iii) the date the Report is submitted by the Access Person.  An Access Person who is not an Independent Trustee of a Fund must obtain approval from the Fund before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering.  The information must be current as of a date not more than 30 days before the report is submitted.  New Access Persons who are not Independent Trustees of a Fund will be required to provide a listing of all non-exempt securities holdings, with the information set forth above, as of the date of commencement of employment as well as a listing of all outside brokerage accounts no later than ten days after that person becomes an Access Person.

C.            Reports of Transactions, Brokerage Accounts and Holdings — General

Any quarterly report required under Section II(A) or (B) above must be made within ten days after the end of the calendar quarter in which the personal transaction occurred. The report may be made on the form provided by the Adviser or Sub-Adviser or may consist of a broker statement that provides at least the same information.  In the event that the Adviser or Sub-Adviser already maintains a record of the required information, an Access Person may satisfy this requirement by (i) confirming in writing (which may include e-mail) the accuracy and completeness of the record and disclosing the beneficial ownership of securities (if any) not listed on the account statement and (ii) recording the date of the confirmation. Copies of the Advisers’ forms, which may be revised at any time, are attached.

The Compliance Group of the Advisers will identify and advise all Access Persons of the Funds, including the Independent Trustees, subject to the reporting requirement under Section II(A) or (B) above, of their reporting requirement. Each report required under Section II(A) or (B) above will be submitted for review by the applicable Compliance Group of the Advisers.

D.            Definitions

For purposes of this Code the term “personal transaction” means the purchase or sale, or other acquisition or disposition, of a security for the account of the individual making the transaction or for an account in which he or she has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in a security.

The term “beneficial ownership” shall be interpreted with reference to the definition contained in the provisions of Section 16 of the Securities Exchange Act of 1934, as amended. Generally, under Section 16, a person is regarded as having beneficial ownership of securities held in the name of:

a.                                      the individual; or

b.                                      a husband, wife or a minor child; or

c.                                       a relative sharing the same household; or

d.                                      other person if the Access Person:

i.                  obtains benefits substantially equivalent to ownership of the securities; or

ii.               can obtain ownership of the securities immediately or at some future time.

The term “Access Person” is defined by Rule 17j-1 under the 1940 Act as (i) any director, officer, or general partner of a fund or of a fund’s investment adviser, or any employee of a fund or of a fund’s investment adviser (or of any company in a Control relationship to the

Fund or investment adviser) who, in connection with his or her regular functions or duties, participates in the selection of a fund’s portfolio securities or who has access to information regarding a fund’s future purchases or sales of portfolio securities; or (ii) any director, officer, or general partner of a principal underwriter who in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities for the fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the fund regarding the purchase or sale of securities.

E.            Exemptions

No report is required for a personal transaction in any of the following securities:

a.                                      U.S. government Securities;

b.                                      Bank certificates of deposit;

c.                                       Bankers’ acceptances;

d.                                      Commercial paper;

e.                                       U.S. government agency securities;

f.                                        High quality short-term instruments (including repurchase agreements); and

g.                                       Open-end registered investment companies (mutual funds).

Also, no report is required with respect to any account over which the Access Person has no influence or control.

III.      Code Violations

Any officer of a Fund who discovers a violation or apparent violation of this Code by an Access Person shall bring the matter to the attention of the Fund’s Principal Executive Officer who shall then report the matter to the Board of Trustees of the Fund. The Board of Trustees shall determine whether a violation has occurred and, if it so finds, may impose such sanctions, if any, as it considers appropriate.

IV.       Administration of Code of Ethics

No less frequently than annually, the Board of Trustees of each Fund shall be provided with a written report by each of the Funds and the Advisers that describes any new issues arising under the Code, including information on material violations of the Code or procedures and sanctions imposed, and certifies that each Fund and the Advisers have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Date: September 12, 2014